Exhibit (a)(1)(U)

Chairman’s Letter

8 May 2007

Dear Rinker Shareholder,

NOW IS THE TIME TO ACCEPT CEMEX’S OFFER

Your board has unanimously recommended that you accept CEMEX’s Offer for your Rinker Shares, in the absence of a superior proposal.

On 7 May 2007, CEMEX announced that:

•	it will extend the Offer by three weeks so that it will close at 7.00pm (Sydney time)/5.00am (New York time) on 8 June 2007;

•	it will declare its Offer to be unconditional if CEMEX’s aggregate interest in Rinker Shares exceeds 50% on or before 8 June 2007[1]; and

•	you will be entitled to retain the A$0.25 final dividend announced by Rinker on 27 April 2007.

Perpetual (which is Rinker’s largest shareholder) has announced that it intends to accept the Offer for all its Rinker Shares.

The Offer price of US$15.85 for each of your Rinker Shares, or US$79.25 for each of your Rinker ADSs (each Rinker ADS represents five Rinker Shares) is CEMEX’s best and final offer, in the absence of a superior proposal. You have the option of receiving payment in US$ or A$, and the option of receiving a fixed amount of A$19.50 for your first 2,000 Rinker Shares (or for all of your Rinker Shares if you hold less than 2,000 shares). Accepting the Offer will not affect your right to receive the Rinker dividend.

The accompanying document contains formal notification of the further extension to the Offer Period, an update on CEMEX’s intentions in the event it acquires Rinker as a controlled but not wholly-owned subsidiary, and further updated information concerning the Offer.

I encourage you to ACCEPT the Offer by following the instructions on the Share Acceptance Form (for Rinker Shares) or ADS Letter of Transmittal (for Rinker ADSs) which have been provided previously. You can obtain another copy of these documents by calling the CEMEX Offer Information Line (see the telephone numbers on the first page of the accompanying Statement).

Yours faithfully,
Lorenzo H. Zambrano
Chairman and Chief Executive Officer
CEMEX, S.A.B. de C.V.

1 That declaration will not be made before 18 May 2007.

CEMEX Australia Pty Ltd ACN 122 401 405
a wholly-owned subsidiary of CEMEX, S.A.B. de C.V.

Sixth Supplementary
Bidder’s Statement

This is a supplementary bidder’s statement under section 643 of the Corporations Act. It also contains a combined notice under sections 630(2) and 650D of the Corporations Act. It is the sixth supplementary bidder’s statement issued by CEMEX Australia Pty Ltd (Bidder) in relation to its off-market takeover bid for Rinker Group Limited (Rinker).

This document (Statement) supplements the Bidder’s Statement dated 30 October 2006 (as previously supplemented by the First Supplementary Bidder’s Statement dated 8 December 2006, the Second Supplementary Bidder’s Statement dated 23 January 2007, the Third Supplementary Bidder’s Statement dated 22 March 2007, the Fourth Supplementary Bidder’s Statement dated 17 April 2007 and the Fifth Supplementary Bidder’s Statement dated 18 April 2007 (together, the Supplementary Statements)) issued by Bidder and is to be read together with the Bidder’s Statement and Supplementary Statements. This Statement will prevail to the extent of any inconsistency with those documents.

A copy of this Statement was lodged with ASIC on 8 May 2007. Neither ASIC nor any of its officers takes any responsibility for the contents of this Statement.

Words and phrases defined in the Bidder’s Statement and the Supplementary Statements have the same meaning in this Statement, unless the context requires otherwise.

Offer closing time and date
7.00pm (Sydney time)/5.00am (New York time) on 8 June 2007 (unless extended).

CEMEX Offer Information Line
Within Australia: 1300 721 344 (local call)

Within the US:    (866) 244 1296 (for retail investors) or
                                  (212) 750 5833 (for banks and brokers)

Elsewhere:              +61 3 9415 4344

Please note that, to the extent required by the Corporations Act, calls to these numbers will be recorded.

How do I accept the Offer?
You may only accept the Offer for all your Rinker Securities. Acceptances must be received before the end of the Offer Period.

For Issuer Sponsored Holdings of Rinker Shares (Securityholder Reference Number beginning with “I”)
To accept the Offer, complete the Share Acceptance Form (previously provided to Rinker Shareholders) in accordance with the instructions on it and return it in the enclosed envelope (where applicable) or to an address on the Share Acceptance Form

For CHESS Holdings of Rinker Shares (Holder Identification Number beginning with “X”)
To accept the Offer, either contact your Controlling Participant (usually your broker) and instruct them to accept the Offer for you, or complete the Share Acceptance Form (previously provided to Rinker Shareholders) in accordance with the instructions on it and return it in the enclosed envelope (where applicable) or to an address on the Share Acceptance Form.

For holdings of Rinker ADSs
To accept the Offer, either:

(a) complete and sign the yellow ADS Letter of Transmittal (previously provided to ADS holders) in accordance with the instructions on it and:

(i)   return it, together with the ADRs evidencing your Rinker ADSs and any other documents required by the ADS Letter of Transmittal, in the envelope provided to ADS holders previously (where applicable) or to an address on the ADS Letter of Transmittal, or

(ii)  tender your Rinker ADSs pursuant to the procedures for book-entry transfer set out in Section 8.3(d) of the Bidder's Statement; or

(b) contact your broker or other nominee, and instruct them to accept the Offer for you.

If any of your Rinker ADSs are registered in the name of a broker or other nominee, you must contact such nominee to accept the Offer.

If the ADRs evidencing your Rinker ADSs are not immediately available, or you cannot comply with the procedures for book-entry transfer set out in Section 8.3(d) of the Bidder’s Statement before the end of the Offer Period, you may tender your Rinker ADSs by following the procedures for guaranteed delivery set out in Section 8.3(d) of the Bidder’s Statement.

2 CEMEX Sixth Supplementary Bidder's Statement

1. Extension of Offer Period

1.1 New Offer closing date

Bidder gives notice that it varies the Offer by extending the Offer Period until 7.00pm (Sydney time)/5.00am (New York time) on 8 June 2007.

This variation may have the effect of postponing, for more than one month, the time when Bidder must meet its obligations to you if you have already accepted the Offer. In that case, under section 650E of the Corporations Act you may withdraw your acceptance of the Offer by giving notice within one month beginning on the day after the day on which you receive a copy of this Statement.

Rinker Securityholders who withdraw their acceptance must return any consideration received for accepting the Offer. See Section 8.9 of the Bidder’s Statement for instructions on how to withdraw an acceptance of the Offer.

If a Rinker Securityholder withdraws an acceptance of the Offer in this manner, Bidder must:

•
return to the Rinker Securityholder any documents that were sent to Bidder with the acceptance of the Offer within 14 days after the day it is given the withdrawal notice and any consideration is returned; and

•
in the case of CHESS Holdings of Rinker Shares, transmit to ASTC a Valid Message that authorises the release of those securities from the Offer Accepted Subposition in which the Holding has been reserved.

(Words defined in the ASTC Settlement Rules have the same meaning when used in this Section, unless the context requires otherwise.)

1.2 New date for giving notice on status of Defeating Conditions

Due to the extension of the Offer Period, the date for giving the notice on the status of the Defeating Conditions required by section 630(1) of the Corporations Act has changed from 10 May 2007 to 31 May 2007 (subject to variation in accordance with section 630(2) of the Corporations Act if the Offer Period is further extended).

As at the date of this Statement, the only Defeating Condition of the Offer which has not been fulfilled or waived is the condition in Section 8.6(a) relating to 90% minimum acceptance. CEMEX intends to waive that condition in the circumstances described in Section 2 below.

2. Update on 90% minimum
acceptance condition

As at the date of this Statement, the Offer remains subject only to the 90% minimum acceptance condition. However, Bidder will waive this condition and declare the Offer unconditional on a day that is no earlier than 18 May 2007 if and when the number of Rinker Shares in which Bidder and its associates has a relevant interest represents more than 50% of the total number of Rinker Shares. In that case, CEMEX will acquire a majority of the Rinker Shares and you will be paid for shares you have tendered for acceptance into the Offer in accordance with the Offer terms. The earlier CEMEX receives acceptances for more than 50% of the Rinker Shares, the earlier payment will be made to you.

CEMEX Sixth Supplementary Bidder's Statement 3

If Bidder’s voting power in Rinker increases to more than 50% after 1 June 2007 and before 7.00pm (Sydney time)/5.00am (New York time) on 8 June 2007 (i.e. within the last seven days of the Offer Period) there will be an automatic statutory extension of the Offer Period for 14 days after that time. If the automatic statutory extension period operates, Bidder reserves the right, but is not obliged, to make further extensions to the Offer Period. The automatic statutory extension period would constitute a “subsequent offering period” under US securities law.

Bidder will terminate withdrawal rights which arise under Rule 14d-7 and Section 14(d)(5) of the Exchange Act, described in Section 7.3 of the Bidder’s Statement if, and on the date that, the Offer is declared unconditional. Bidder will give notice that:

(a)
if Bidder’s voting power in Rinker increases to more than 50% on or before 31 May 2007, then on a day that is no earlier than 18 May 2007 Bidder will waive the 90% minimum acceptance condition, declare the Offer unconditional and such withdrawal rights will lapse; or

(b)
if Bidder’s voting power in Rinker increases to more than 50% on a date after 31 May 2007 and on or before 8 June 2007, resulting in an automatic statutory extension of the Offer Period for 14 days after that time, Bidder will waive the 90% minimum acceptance condition, declare the Offer unconditional and the Bidder will terminate such withdrawal rights on such date.

3. Rinker dividend

Bidder will not adjust the Offer price for the dividend of A$0.25 announced by Rinker on 27 April 2007. As the Offer is scheduled to close on the record date for that dividend, you will remain a Rinker Shareholder on the record date even if you have accepted the Offer. In that case, you will be paid that dividend by Rinker on 3 July 2007. Even if the Offer becomes unconditional before 8 June 2007, Bidder will not register a transfer of your Rinker Shares until payment has been made under the Offer terms – which will be after 8 June 2007. This will ensure you receive the dividend, regardless of when you accept the Offer. There is no reason to delay accepting the Offer.

4. Perpetual’s intention to accept

Perpetual (which is Rinker’s largest shareholder) has announced to the ASX that it intends to accept the Offer for all its Rinker Shares.

5. Summary of payment options
and timing

5.1 Payment options

The Offer is a US dollar denominated offer of US$15.85 for each of your Rinker Shares, or US$79.25 for each of your Rinker ADSs (each ADS represents five Rinker Shares). However, for your convenience, if you are a Rinker Shareholder you can choose one of four payment options. You will have to choose one of these options on the Share Acceptance Form previously provided to you, or give instructions to your broker.

4 CEMEX Sixth Supplementary Bidder's Statement

As a Rinker Shareholder, your four options are summarised below.

OPTION 1: A$ for all your Rinker Shares

You will receive the Australian dollar equivalent of US$15.85 per Rinker Share using the average exchange rate prevailing between the date the Offer becomes unconditional (if you accept before that date) or the date you accept (if you accept after the Offer becomes unconditional) and three Business Days before you are sent payment.1

OPTION 2: Fixed A$ amount for your first 2,000 Rinker Shares, and A$ for any remaining balance

You will receive A$19.50 for each of the first 2,000 of your Rinker Shares (or for all of your Rinker Shares if you hold less than 2,000 shares). For any remaining balance, you will receive the Australian dollar equivalent of US$15.85 per Rinker Share using the average exchange rate prevailing between the date the Offer becomes unconditional (if you accept before that date) or the date you accept (if you accept after the Offer becomes unconditional) and three Business Days before you are sent payment. 2

OPTION 3: US$ for all your Rinker Shares

You will receive US$15.85 for each of your Rinker Shares in US dollars.

OPTION 4: Fixed A$ amount for your first 2,000 Rinker Shares, and US$ for any remaining balance

You will receive A$19.50 for each of the first 2,000 of your Rinker Shares (or for all of your Rinker Shares if you hold less than 2,000 shares). For any remaining balance, you will receive US$15.85 for each of your Rinker Shares in US dollars.

Note:

•
If you are a holder of Rinker ADSs, you can only choose Option 1 or Option 3. Provisions for and instructions in respect of these options are contained in the ADS Letter of Transmittal previously provided to ADS holders.

•
For Options 1, 2 and 4, the consideration amount may be greater or less than the Offer price of US$15.85 on a per share basis in Australian dollar terms depending on spot exchange rates during the calculation period.

•
If you make a mistake and you choose more than one option or you do not choose any options, then your payment method will default to Option 3. However, if you are a Rinker Shareholder with a registered address in Australia your payment method will default to Option 1.

5.2 Payment timing

If you validly accept the Offer, you will be sent payment within one month after the later of:

•	the date that your acceptance is received; and

•	the date that the Offer becomes or is declared unconditional.

In any event, assuming the Offer becomes or is declared unconditional, you will be sent payment within 21 days after the Offer closes. See Section 8.8 of the Bidder’s Statement for further details.

[1]	The First Supplementary Bidder’s Statement dated 8 December 2006 provided full details of the currency conversion process and how the average exchange rate is determined under the terms of the Offer.

[2]	See footnote above.

CEMEX Sixth Supplementary Bidder's Statement 5

6. Intentions upon acquiring less
than 90% of the Rinker Shares

6.1 Introduction

As noted in Section 2 above, Bidder will waive the 90% minimum acceptance condition and declare the Offer unconditional if it and its associates obtain a relevant interest in at least 50% of the Rinker Shares. While it remains Bidder’s objective to obtain a relevant interest in at least 90% of the Rinker Shares under the Offer, so that it can proceed with compulsory acquisition and acquire 100% of the Rinker Shares, it is possible that the Offer will close when Bidder has a relevant interest below 90% of Rinker Shares. In that case, Rinker will continue as a controlled subsidiary of CEMEX.

This Section 6 updates the disclosure in Section 3 of the Bidder’s Statement and Section 3.3 of the Fifth Supplementary Bidder’s Statement in relation to CEMEX’s intentions should those circumstances arise. You should read all of these disclosures carefully because if Rinker becomes a controlled subsidiary of CEMEX and you do not accept the Offer, you will become a minority shareholder in Rinker. (The possible implications for you of becoming a minority shareholder include those outlined by Rinker in Section 5.9 of its Target’s Statement and Section 1.3(c) of its First Supplementary Target’s Statement.)

These intentions are based on information concerning Rinker, its business and the general business environment which is known to CEMEX at the time of preparation of this Statement. Information known to CEMEX concerning Rinker and its business is limited to publicly available information. Final decisions regarding these matters will only be made by CEMEX in consideration of material information and circumstances at the relevant time. Accordingly, the statements set out in this Section 6 are statements of current intention only, which may change as new information becomes available to CEMEX or as circumstances change. Any change in CEMEX’s intentions will be disclosed in the manner required by applicable law.

Except as otherwise disclosed in this Section 6, CEMEX’s intentions for Rinker under the Offer remain as disclosed in Section 3 of the Bidder’s Statement and Section 3.3 of the Fifth Supplementary Bidder’s Statement.

CEMEX’s intentions, as set out in this Section 6, also reflect the intentions of Bidder.

6.2 Overview of intentions

(a) Rinker Board of Directors

If and when the Offer becomes or is declared unconditional, CEMEX intends to seek the appointment of its nominees to the Rinker Board in place of the directors currently on the Rinker Board, with minority Rinker Shareholders to be represented by two directors independent of the CEMEX Group. None of those nominees nor the two independent directors have yet been identified. CEMEX’s intention is that its nominees to the Rinker Board will be appointed to the Rinker Board on the condition they exercise their powers as Rinker directors in a manner that is consistent with all decisions made by CEMEX, subject to the limitations noted in Section 6.3 below. CEMEX will ensure that the Rinker Board establishes appropriate conflict management protocols, as set out in Section 3.4 of the Bidder’s Statement.

6 CEMEX Sixth Supplementary Bidder's Statement

(b) Potential de-listing of Rinker

Although it is intended that Rinker would maintain its listing on ASX, subject to the requirements for listing (including a sufficient spread of Rinker Shareholders) continuing to be satisfied, CEMEX may, subject to review at the time, propose, through its nominees on the Rinker Board, that Rinker:

•	when and to the extent permitted by NYSE, seek to de-list from NYSE and terminate its ADR program; and

•	when and to the extent permitted by the US Exchange Act, seek to terminate the registration of Rinker Securities under the Exchange Act.

CEMEX notes that, in any event, the liquidity of Rinker Shares on ASX and Rinker ADSs on NYSE are likely to be materially diminished following the close of the Offer.

(c) Strategic direction of Rinker

Subject to applicable law, CEMEX intends to procure (through its majority shareholding and via its nominees to the Rinker Board) that the strategic directions and corporate objectives pursued by Rinker will be those determined by CEMEX, which may relate solely to the Rinker Group or to the CEMEX Group as a whole.

(d) Dividend policy

Through its nominees on the Rinker Board, CEMEX will propose a review of Rinker’s capital management policies, including its financing and dividend policies. However, CEMEX considers that it is unlikely to propose that Rinker’s dividend payout ratio be maintained at, or increased beyond, its current level.

(e) Implementation of DOJ Settlement

CEMEX, Rinker and the United States Department of Justice (DOJ) have signed an Amended Hold Separate Stipulation and Order, whereby CEMEX and Rinker have agreed to abide by and comply with the provisions of a proposed Final Judgment which, among other things, provides that CEMEX must divest certain CEMEX and Rinker assets.

6.3 Limitation on intentions

The intentions and statements of future conduct as set out in this Section 6 must be read subject to:

·
Rinker’s constitution, the law (including the Corporations Act and the US Exchange Act) and the ASX Listing Rules and NYSE Listing Rules, including in particular the requirements in relation to conflicts of interest and “related party” transactions given that, if Bidder obtains control of Rinker but does not acquire all Rinker Shares, it and CEMEX will be treated as related parties of Rinker for these purposes;

·
the legal obligations of Rinker’s directors at the time, including any nominees of CEMEX, to act in good faith in the best interests of Rinker and for proper purposes and to have regard to the interests of all Rinker Shareholders; and

·	the outcome of the proposed operational and management reviews referred to in Sections 3.3 and 3.4 of the Bidder’s Statement.

CEMEX Sixth Supplementary Bidder's Statement 7

7. Acquisition of Rinker Securities

On 2 March 2007, the SEC granted classwide exemptive relief from the prohibition in Rule 14e-5 under the US Exchange Act which prohibits bidders and certain other covered persons from directly or indirectly purchasing or arranging to purchase subject securities or any related securities except as part of offers under its bid. Subject to certain conditions (including that no such purchases or arrangements are made in the United States), which Bidder believes can be satisfied, the effect of the exemptive relief is to permit Bidder and its officers, affiliates and agents to purchase or arrange to purchase Rinker Shares outside the Offer during the Offer Period.

Subject to applicable law and the undertaking given by Bidder to the Takeovers Panel not to purchase or arrange to purchase Rinker Securities for Australian dollars outside the Offer during the Offer Period (see Section 2 of the First Supplementary Bidder’s Statement), Bidder reserves its right (and the right of its officers, affiliates and agents) to purchase or arrange to purchase Rinker Shares outside the Offer.

Bidder will disclose information concerning any such purchases or arrangements to purchase in the next notice of change of interests of substantial holder that it is required to give to Rinker pursuant to Part 6C.1 of the Corporations Act and disseminate those notices in the United States by filing them with SEC under Schedule TO. Bidder will be required to give such a notice to Rinker each time there is a movement of at least 1% in its holding of Rinker Shares. The notice will include the number of Rinker Shares acquired, consideration given for them and manner in which they were acquired.

8. Consent

CEMEX has given, and has not before the date of this Statement withdrawn, its written consent to:

·	be named in this Statement in the form and context in which it has been named; and

·
the inclusion of each statement it has made, and each statement which is said in this Statement to be based on a statement it has made, in the form and context in which the statements have been included.

9. Approval

This Statement has been approved by a resolution passed by the directors of Bidder.

DATED 8 May 2007

SIGNED for and on behalf of CEMEX Australia Pty Ltd
Hector Medina
Director

8 CEMEX Sixth Supplementary Bidder's Statement